Exhibit (3) a.





                 AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                       OF
                            S & K FAMOUS BRANDS, INC.



                                       I.

                                      NAME

         The name of the Corporation is S & K FAMOUS BRANDS, INC.

                                       II.

                                    PURPOSES

         The purpose for which the Corporation is organized is to engage in any lawful business not required by the Virginia Stock Corporation Act to be stated in Articles of Incorporation.

         The Corporation shall have all of the corporate powers of any character which are not prohibited by law or required to be stated in the Articles of Incorporation.

                                      III.

                                  CAPITAL STOCK

         A. The aggregate number of shares that the Corporation shall have authority to issue is 500,000 shares of Preferred Stock, par value $1.00 per share, and 10,000,000 shares of Common Stock, par value $.50 per share.

         B. Preferred and Common Stock. The designations, preferences, voting powers and relative, participating, optional and other special rights of the Preferred Stock and the Common Stock, and the qualifications, limitations and restrictions of such preferences and rights, shall be in accordance with paragraphs B(1) through B(6) of this Article III.


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                  (1) Issuance of Preferred  Stock.  The Preferred  Stock may be
issued from time to time, in one or more series, each of which series shall be designated by such appropriate designations as may be stated in such resolution or resolutions providing for the issuance of the stock of such series as may be adopted by the Board of Directors from time to time, a copy of which resolution or resolutions shall have been set forth in articles of serial designation filed with and made effective by the State Corporation Commission of Virginia as required by law. Subject to the provisions hereof, all shares of any one series shall be alike in every particular and except for the relative rights and preferences as to which there may be variations between different series as set forth in this Article III, all shares of Preferred Stock shall be alike in every particular. The Board of Directors shall have power and authority, subject to all the provisions of these Articles, to state and determine, in the resolution or resolutions providing for the issue of each series of Preferred Stock, the number of shares of each such series authorized to be issued and the preferences and relative, participating, optional and other rights pertaining to each such series, and the qualifications, limitations or restrictions thereof, including, full power and authority to determine, as to the Preferred Stock of each such series (a) the rate of dividend, the time of payment, whether dividends shall be cumulative and if so, the dates from which dividends shall be cumulative, and the extent of participation rights, if any, (b) any right to vote with holders of shares of any other series or class and any right to vote as a class, either generally or as a condition to specified corporate action, (c) the price at and the terms and conditions on which shares may be redeemed, (d) the amount payable upon shares in event of involuntary liquidation, (e) the amount payable upon shares in event of voluntary liquidation, (f) sinking fund provisions for the redemption or purchase of shares, (g) the terms and conditions on which shares may be converted if the shares of any series are issued with the privilege of conversion, and (h) any other designations, rights, preferences or limitations that are now or hereafter permitted by law and are not inconsistent with the provisions of this Article III (B) (1).

                  (2) Dividends. The holders of the Preferred Stock shall be entitled to receive dividends as and when declared by the Board of Directors out of funds legally available therefore in preference to the holders of the Common Stock. Dividends on the Preferred Stock of each series shall be at such rates or to such extent, payable in such manner, under such conditions and on such dates


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

as shall be stated in the articles of serial designation for each such series of Preferred Stock. The holders of Common Stock shall be entitled to receive such dividends as may from time to time be declared by the Board of Directors out of funds legally available therefore, subject to the rights of the series of Preferred Stock outstanding from time to time.

                  (3) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, there shall be paid to the holders of shares of Preferred Stock of each series the fixed amount per share payable in the event of liquidation, dissolution or winding up of the Corporation, stated in the articles of serial designation for each such series of Preferred Stock, plus the unpaid dividends accrued thereon, if such dividends be cumulative, before any sum shall be paid to, or any assets distributed among, the holders of the Common Stock, but the holders of the Preferred Stock shall be entitled to no further payment or distribution than the above provided. If amounts payable to holders of shares of Preferred Stock on liquidation, dissolution or winding up are not paid in full, the shares of Preferred Stock shall share ratably on a share for share basis in any distribution of assets other than by way of dividends in accordance with the sums which would be payable in such distribution if all sums payable were discharged in full. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of the Common Stock shall be entitled, in proportion to the number of shares of Common Stock so held, to payment or distribution of any assets remaining after all required payments to holders of Preferred Stock. A liquidation, dissolution or winding up of the Corporation, as such terms are used in this Article III (B) (3), shall not be deemed to be occasioned by or to include any consolidation or merger of the Corporation with or into any other corporation or corporations or a sale, lease or conveyance of all or part of its assets.

                  (4) Redemption. The Preferred Stock of each series shall be subject to redemption if so provided, and at the prices, and upon the terms and conditions stated, in the articles of serial designation for each such series of Preferred Stock.

                  (5) Voting. The holders of each series of the Preferred Stock shall have no voting power except as may be required by law, or as may be provided, and upon the terms and conditions stated, in the articles of serial designation for each such series of Preferred Stock. Except as set forth hereinabove, the entire and exclusive voting rights are vested in the holders of


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

the Common Stock. Each holder of the Common Stock shall have one vote for each share held by him, and each holder of the Preferred Stock when and if entitled to vote shall also have one vote for each share held by him.

                  (6) Pre-emptive Rights. No holder of any share of capital stock of the Corporation, whether now or hereafter authorized or outstanding, shall have any pre-emptive or preferential right to purchase or subscribe to purchase (i) any shares of stock of any class of the Corporation or other security that the Corporation may determine to issue, whether the share of stock or other security to be issued is now or hereafter authorized, (ii) any warrants, rights or options to purchase any such stock or other security, or
(iii) any obligation convertible into any such stock or other security or into warrants, rights or options to purchase any such stock or other security.

                                       IV.

                                    DIRECTORS

         The number of directors shall be fixed by the by-laws. In the absence of such a provision in the by-laws, the number of directors shall be three.

                                       V.

                     LIMIT ON LIABILITY AND INDEMNIFICATION

         A. Definitions. For purposes of this Article the following definitions shall apply:

         (i) "Corporation" means this Corporation only and no predecessor entity or other legal entity;

         (ii) "expenses" include counsel fees, expert witness fees, and costs of investigation, litigation and appeal, as well as any amounts expended in asserting a claim for indemnification;

         (iii)    "liability"   means  the   obligation   to  pay  a  judgement,
                  settlement, penalty, fine, or other such obligation, including, without limitation, any excise tax assessed with respect to an employee benefit plan;

         (iv)     "legal  entity"  means  a  corporation,   partnership,   joint
                  venture, trust, employee benefit plan or other enterprise;



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

         (v) "predecessor entity" means a legal entity the existence of which ceased upon its acquisition by the Corporation in a merger or otherwise; and

         (vi) "proceeding" means any threatened, pending or completed action, suit, proceeding or appeal whether civil, criminal, administrative or investigative and whether formal or informal.

         B. Limit on Liability. In every instance permitted by the Virginia Stock Corporation Act, as it exists on the date hereof or may hereafter be amended, the liability of a director or officer of the Corporation to the Corporation or its shareholders arising out of a single transaction, occurrence or course of conduct shall be limited to one dollar.

         C. Indemnification of Directors and Officers. The Corporation shall indemnify any individual who is, was or is threatened to be made a party to a proceeding (including a proceeding by or in the right of the Corporation) because such individual is or was a director or officer of the Corporation or because such individual is or was serving the Corporation or any other legal entity in any capacity at the request of the Corporation while a director or officer of the Corporation against all liabilities and reasonable expenses incurred in the proceeding, except such liabilities and expenses as are incurred because of such individual's willful misconduct or knowing violation of the criminal law. Service as a director or officer of a legal entity controlled by the Corporation shall be deemed service at the request of the Corporation. The determination that indemnification under this Section C is permissible and the evaluation as to the reasonableness of expenses in a specific case shall be made, in the case of a director, as provided by law, and in the case of an officer, as provided in Section D of this Article; provided, however, that if a majority of the directors of the Corporation has changed after the date of the alleged conduct giving rise to a claim for indemnification, such determination and evaluation shall, at the option of the person claiming indemnification, be made by special legal counsel agreed upon by the Board of Directors and such person. Unless a determination has been made that indemnification is not permissible, the Corporation shall make advances and reimbursements for expenses incurred by a director or officer in a proceeding upon receipt of an undertaking


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

from such director or officer to repay the same if it is ultimately determined that such director or officer is not entitled to indemnification. Such undertaking shall be an unlimited, unsecured general obligation of the director or officer and shall be accepted without reference to such director's or officer's ability to make repayment. The termination of a proceeding by judgment, order, settlement, conviction, or upon a pleas of nolo contendere or its equivalent shall not of itself create a presumption that a director or officer acted in such a manner as to make such director or officer ineligible for indemnification. The Corporation is authorized to contract in advance to indemnify and make advances and reimbursements for expenses to any of its directors or officers to the same extent provided in this Section C.

         D. Indemnification of Others. The Corporation may, to a lesser extent or to the same extent that it is required to provide indemnification and make advances and reimbursements for expenses to its directors and officers pursuant to Section C, provide indemnification and make advances and reimbursements for expenses to its employees and agents, the directors, officers, employees and agents of its subsidiaries and predecessor entities, and any person serving any other legal entity in any capacity at the request of the Corporation, and may contract in advance to do so. The determination that indemnification under this Section D is permissible, the authorization of such indemnification and the evaluation as to the reasonableness of expenses in a specific case shall be made as authorized from time to time by general or specific action of the Board of Directors, which action may be taken before or after a claim for indemnification is made, or as otherwise provided by law. No person's rights under Section C of this Article shall be limited by the provisions of this Section D.

         E. Miscellaneous. The rights of each person entitled to indemnification under this Article shall inure to the benefit of such person's heirs, executors and administrators. Special legal counsel selected to make determinations under this Article may be counsel for the Corporation. Indemnification pursuant to this Article shall not be exclusive of any other right of indemnification to which any person may be entitled, including indemnification pursuant to a valid contract, indemnification by legal entities other than the Corporation and indemnification under policies of insurance purchased and maintained by the Corporation or others. However, no person shall be entitled to indemnification by the Corporation to the extent such person is indemnified by another, including an insurer. The Corporation is authorized to purchase and maintain


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

insurance against any liability it may have under this Article or to protect any of the persons named above against any liability arising from their service to the Corporation or any other legal entity at the request of the Corporation regardless of the Corporation's power to indemnify against such liability. The provisions of this Article shall not be deemed to preclude the Corporation from entering into contracts otherwise permitted by law with any individuals or legal entities, including those named above. If any provision of this Article or its application to any person or circumstance is held invalid by a court of competent jurisdiction, the invalidity shall not affect other provisions or applications of this Article, and to this end the provisions of this Article are severable.

         F. Application; Amendments. The provisions of this Article shall be applicable from and after its adoption even though some or all of the underlying conduct or events relating to a proceeding may have occurred before its adoption. No amendment, modification or repeal of this Article shall diminish the rights provided hereunder to any person arising from conduct or events occurring before the adoption of such amendment, modification or repeal.


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